Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS NET INCOME IN 2013 SECOND QUARTER RESULTS

BRIDGETON, MO – August 12, 2013 – Katy Industries, Inc. (OTC BB: KATY) today reported net income in the second quarter of 2013 of $0.1 million versus a net loss of $1.0 million in the second quarter of 2012.  Income from continuing operations was $0.3 million in the second quarter of 2013 compared to a loss of $0.5 million in the second quarter of 2012. Operating income was $0.5 million, or 2.4% of net sales, in the second quarter of 2013, compared to a loss of $0.4 million, or 1.8% of net sales, for the same period in 2012.

Financial highlights for the second quarter of 2013, as compared to the same period in the prior year, included:

•	Net sales in the second quarter of 2013 were $20.8 million, a decrease of $0.6 million, or 2.8%, compared to the same period in 2012. The decrease was a result of volume shortfall in our Wilen business unit which was partially offset by a volume increase in our Continental business unit.

•	Gross margin was 16.5% in the second quarter of 2013, an increase from 16.2% in the second quarter of 2012. Gross margin was impacted by an unfavorable adjustment in our LIFO reserve of $17,000 and $104,000 for 2013 and 2012, respectively, resulting from inventory fluctuations. Excluding the LIFO adjustments, gross margin decreased from 16.7% in the second quarter of 2012 to 16.6% in the second quarter of 2013.

•	Selling, general and administrative expenses decreased from $3.9 million in the second quarter of 2012 to $2.9 million in the second quarter of 2013. The decrease was primarily due to headcount reductions in the first half of 2013.

The Company reported a net loss for the six months ended June 28, 2013 of $0.7 million, or $0.09 per share, versus a net loss of $3.3 million, or $0.42 per share, for the six months ended June 29, 2012. Loss from continuing operations was $1.1 million for the six months ended June 28, 2013 compared to $1.8 million for the six months ended June 29, 2012. Operating loss was $0.8 million, or 1.9% of net sales, for the six months ended June 28, 2013, compared to $1.7 million, or 4.3% of net sales, for the six months ended June 29, 2012.

Financial highlights for the six months ended June 28, 2013, as compared to the six months ended June 28, 2012, included:

•	Net sales for the six months ended June 28, 2013 were $39.0 million, a decrease of $0.8 million, or 2.0%, compared to the same period in 2012. The decrease was a result of volume shortfall in our Wilen business unit which was partially offset by a volume increase in our Continental business unit.

•	Gross margin was 15.0% for the six months ended June 28, 2013, a decrease of 40 basis points from the same period a year ago. The decrease in gross margin was primarily a result of the sales mix. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.2 million for both 2013 and 2012 resulting from inventory fluctuations. Excluding the LIFO adjustments, gross margin decreased 50 basis points from the first half of 2012.

•	Selling, general and administrative expenses were $6.3 million for the first half of 2013 as compared to $7.8 million for the first half of 2012. The decrease was primarily due to one-time settlements, headcount reductions and reduction of environmental costs for the six months ended June 28, 2013 as compared to the six months ended June 29, 2012.

Operations provided $0.6 million of free cash flow in the first half of 2013 compared to using $0.6 million during the same period a year ago.  This increase was primarily the result of cash provided by discontinued operations, which was partially offset by increases in accounts receivable, inventory and accounts payable.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at June 28, 2013 was $10.4 million, versus $10.9 million at December 31, 2012.

 "We are pleased to report net income in the second quarter due to improvement in our operations" stated David J. Feldman, Katy's President and Chief Executive Officer.  "We expect to realize ongoing benefits as we continue to implement our strategic operational plans and the economy strengthens."

Non-GAAP Financial Measures
To provide transparency about measures of Katy's financial performance which management considers most relevant, the Company supplements the reporting of Katy's consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less net capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the "Statements of Cash Flows" accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company's performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company's plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "may," "should," "will," "continue," "is subject to," or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy's management, as well as assumptions made by, and information currently available to, the Company's management.  Additionally, the forward-looking statements are based on Katy's current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company's facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company's filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2012. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2013	2012	2013	2012

Net sales	$20,804	$21,395	$38,965	$39,760
Cost of goods sold	17,370	17,926	33,118	33,633
Gross profit	3,434	3,469	5,847	6,127
Selling, general and administrative expenses	2,900	3,852	6,285	7,843
Severance, restructuring and related charges	37	-	321	-
Operating income (loss)	497	(383)	(759)	(1,716)
Interest expense	(206)	(181)	(376)	(326)
Other, net	37	103	71	217
Income (loss) from continuing operations before income tax benefit (expense)	328	(461)	(1,064)	(1,825)
Income tax (expense) benefit from continuing operations	(6)	(6)	(13)	1
Income (loss) from continuing operations	322	(467)	(1,077)	(1,824)
(Loss) income from operations of discontinued business (net of tax)	(182)	(574)	387	(1,477)
Net income (loss)	$140	$(1,041)	$(690)	$(3,301)

Net income (loss)	$140	$(1,041)	$(690)	$(3,301)
Other comprehensive income (loss)
Foreign currency translation	1	(54)	(11)	(6)
Total comprehensive income (loss)	$141	$(1,095)	$(701)	$(3,307)

Income (loss) income per share of common stock - Basic
Income (loss) from continuing operations	$0.04	$(0.06)	$(0.14)	$(0.23)
Discontinued operations	(0.02)	(0.07)	0.05	(0.19)
Net income (loss)	$0.02	$(0.13)	$(0.09)	$(0.42)

Income (loss) income per share of common stock - Diluted
Income (loss) from continuing operations	$0.01	$(0.06)	$(0.14)	$(0.23)
Discontinued operations	(0.01)	(0.07)	0.05	(0.19)
Net income (loss)	$-	$(0.13)	$(0.09)	$(0.42)

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	26,810	7,951	7,951	7,951
Other Information:

LIFO adjustment expense	$17	$104	$188	$225

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	June 28,	December 31,
Assets	2013	2012
Current assets:
Cash	$519	$621
Accounts receivable, net	10,045	9,270
Inventories, net	12,644	12,733
Other current assets	985	1,456
Assets held for sale	201	1,675
Total current assets	24,394	25,755

Other Assets:	1,542	1,835

Property and equipment	55,278	55,118
Less: accumulated depreciation	(47,748)	(46,716)
Property and equipment, net	7,530	8,402

Total assets	$33,466	$35,992

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,345	$6,172
Book overdraft	375	493
Accrued expenses	9,941	10,198
Payable to related party	2,500	2,250
Deferred revenue	186	688
Revolving credit agreement	10,391	10,903
Total current liabilities	30,738	30,704

Deferred revenue	413	1,917
Other liabilities	5,610	5,964
Total liabilities	36,761	38,585

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(2,474)	(2,463)
Accumulated deficit	(124,572)	(123,881)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	(3,295)	(2,593)

Total liabilities and stockholders' equity	$33,466	$35,992

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Six Months Ended
	June 28,	June 29,
	2013	2012
Cash flows from operating activities:
Net loss	$(690)	$(3,301)
Income (loss) from discontinued operations	387	(1,477)
Loss from continuing operations	(1,077)	(1,824)
Depreciation and amortization	1,084	1,272
Amortization of debt issuance costs	102	89
Stock-based compensation	19	117
	128	(346)
Changes in operating assets and liabilities:
Accounts receivable	(2,566)	(1,885)
Inventories	(1,994)	1,454
Other assets	436	1,406
Accounts payable	2,026	(1,063)
Accrued expenses	365	544
Payable to related party	250	250
Deferred revenue	(98)	(88)
Other	(377)	(163)
	(1,958)	455

Net cash (used in) provided by operating activities	(1,830)	109
Net cash provided by (used in) discontinued operations	866	(341)
Net cash used in operating activities	(964)	(232)

Cash flows from investing activities:
Capital expenditures	(193)	(398)
Net cash used in continuing operations	(193)	(398)
Net cash provided by discontinued operations	1,786	-
Net cash provided by (used in) investing activities	1,593	(398)

Cash flows from financing activities:
Net borrowings	(512)	1,006
Decrease in book overdraft	(118)	(213)
Net cash (used in) provided byfinancing activities	(630)	793

Effect of exchange rate changes on cash from continuing operations	(76)	(22)
Effect of exchange rate changes on cash from discontinued operations	(25)	(5)
Effect of exchange rate changes on cash	(101)	(27)

Net (decrease) increase in cash	(102)	136
Cash, beginning of period	621	730
Cash, end of period	$519	$866

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(964)	$(232)
Net capital expenditures	1,593	(398)
Free cash flow	$629	$(630)